Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports FY21 4th Quarter and Full-Year Results

ST. LOUIS (Nov. 22, 2021) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2021 fourth quarter and full year ended September 30. Highlights include:

•

A narrower fourth quarter loss of $10 million ($0.26 per diluted share) compared to a loss of $20 million ($0.45 per share) in fiscal 2020. On a net economic earnings (NEE) per share basis, the fourth quarter losses were $0.32 this year compared to $0.37 a year ago.

•	Spire STL Pipeline working to ensure continued operation throughout the upcoming winter
•	Spire Missouri seeks clarification on unprecedented rate review order
•	Launching fiscal 2022 NEE per share guidance of $3.70 - $4.00 and increasing our 5-year capital expenditure target to $3.1 billion

“This past year has offered numerous challenges, including severe winter weather, challenges to the continued operation of the Spire STL Pipeline, and most recently, an unprecedented order regarding our Missouri rate review. The order was inconsistent with the precedent established in previous rate cases and our practices based on that precedent. As a result, we’ve filed for reconsideration with the Missouri commission in an effort to achieve an outcome that’s fair and reasonable,” said Suzanne Sitherwood, president and chief executive officer of Spire. “Through it all, Spire employees have remained focused and dedicated to answering challenges and delivering for our customers, our communities and our shareholders, with strong performance by our utilities, including strengthening the safety and integrity of our natural gas distribution system, and enhancing our sustainability.”

Fourth Quarter Results	Three Months Ended September 30,
	(Millions)		(Per Diluted Common Share)
	2021	2020	2021	2020
Net Economic (Loss) Earnings* by Segment
Gas Utility	$(17.8)	$(8.4)
Gas Marketing	9.1	(2.2)
Other	(4.4)	(4.7)
Total	$(13.1)	$(15.3)	$(0.32)	$(0.37)
All adjustments, including tax effects	3.2	(4.4)	0.06	(0.08)
Net Loss	$(9.9)	$(19.7)	$(0.26)	$(0.45)
Weighted Average Diluted Shares Outstanding	51.7	51.6

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Due to the seasonality of our gas utility business, our earnings are concentrated during the winter heating season, and we typically report a loss in our fiscal fourth quarter ended September 30. For the fourth quarter of fiscal 2021, we reported a consolidated net loss of $9.9 million ($0.26 per diluted share), compared to a prior year net loss of $19.7 million ($0.45 per share).

On a NEE basis, the quarterly loss was $13.1 million ($0.32 per share) compared to a loss of $15.3 million ($0.37 per share) in the prior-year period. The narrower loss is due to improved results from Gas Marketing, partially offset by a larger seasonal loss in Gas Utility.

NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. For the fourth quarter, Gas Utility reported a loss on a NEE basis of $17.8 million, compared to a loss of $8.4 million in the prior year. A higher contribution margin was more than offset by higher operation and maintenance (O&M) expenses, higher depreciation and higher taxes, other than income taxes, that contributed to the higher loss.

Contribution margin increased $27.7 million over the prior-year period, reflecting higher off-system sales, Infrastructure System Replacement Surcharge (ISRS) revenues for Spire Missouri, and rate adjustments under the Rate Stabilization and Equalization (RSE) mechanism for Spire Alabama.

O&M expenses of $112.0 million were up $10.6 million from last year, reflecting true-ups arising from the Missouri rate order, higher employee-related costs, and a non-recurring prior year benefit of $3.8 million related to establishing a COVID deferral.

Depreciation and amortization expense increased by $6.9 million from last year, reflecting continued capital investment. Taxes, other than income taxes, increased by $7.8 million mostly due to true-up of unrecoverable deferred property taxes from Missouri customers and other expense increased primarily due to higher charitable contributions.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services throughout the United States. Fourth quarter NEE, which excludes mark-to-market and fair value adjustments, was $9.1 million, compared to a net economic loss of $2.2 million in the prior year. Performance in the current-year period reflects benefits from wider basis differentials due to gas price volatility and the resolution of certain commercial disputes related to the February 2021 cold weather event, offset by investments in storage capacity and higher employee-related costs.

Other

Other gas-related operations and corporate costs on an NEE basis for the fourth quarter were $4.4 million in fiscal 2021, compared to $4.7 million in the prior-year quarter.

Missouri rate review

The Missouri Public Service Commission (MoPSC) issued an amended order on Nov. 12, 2021, in Spire Missouri’s rate review. The amended order includes clarifications on several issues including capital structure and the capitalization of overhead costs, as discussed below.

The MoPSC amended order addresses a number of key items used to set rates:

•	Revenues: $72 million increase (including $47 million of current ISRS)
•	Rate base: $2.9 billion
•	ROE: 9.37%

The capital structure used to set rates is 49.86% equity, 41.99% long-term debt and 8.15% short-term debt.

The order also requires Spire Missouri to cease capitalizing non-operational overhead costs until an audit can be performed by the MoPSC staff. The amended order lacks clarity needed to quantify the impact of the issue with adequate precision. We are working with the MoPSC staff to facilitate the ordered audit of capitalized overheads on an expedited basis, including quantification of the overheads subject to the order, and interpretation of what portion of these costs may be deferred into a regulatory asset until capitalization resumes. However, unless the MoPSC’s order is amended further or we gain more assurance on recovery through a regulatory asset, we anticipate that the change in overhead capitalization methods ordered will have a material adverse impact on our net income in fiscal year 2022 and future periods until the completion of a future rate case. The estimated pre-tax impact is $14-22 million for fiscal 2022, shifting prudently incurred overhead costs from capital to operation and maintenance expense.

On Nov. 19, 2021, Spire Missouri filed a request for reconsideration with the MoPSC on a number of elements of this case.

Spire STL Pipeline

The Federal Energy Regulatory Commission (FERC) issued a temporary certificate for the operation of Spire STL Pipeline through Dec. 13, 2021, while it considers our application for an emergency certificate to keep the pipeline operating through the entire winter. On Nov. 18, 2021, the FERC held its monthly public meeting, and the pipeline was on the agenda. We are encouraged by Commissioners’ statements committing to act before Dec. 13, 2021, when the temporary approval expires. However, we have yet to receive a certificate extending operation beyond this date.

On June 22, the Court of Appeals for the D.C. Circuit ruled in a case brought by the Environmental Defense Fund (EDF) that challenged Spire STL Pipeline’s FERC operating certificate. The ruling vacated the certificate and remanded the certificate process back to FERC.

Our pipeline is critical infrastructure for serving the needs of 650,000 homes and businesses in the St. Louis region and was especially important in ensuring reliable natural gas supply during February’s cold weather event. Without the pipeline in operation during the entire winter, thousands of customers could experience disruptions to their natural gas service. Spire Missouri has filed operational contingency plans with the MoPSC and is keeping customers and communities informed of the risks of possible service curtailments if the pipeline is not in operation during the coldest winter months.

Alabama annual rate filings

In October 2021, Spire Alabama and Spire Gulf made their annual RSE rate filings with the Alabama Public Service Commission (APSC), presenting the utilities’ budgets for the fiscal year ending Sept. 30, 2022, including net income and a calculation of allowed return on average common equity. The filings are currently being reviewed by the APSC, and we anticipate that new rates will be effective on or about Dec. 1, 2021.

Guidance and Outlook

We remain confident in our long-term ability to grow NEE per share 5-7% given our strategy that focuses on growing organically, investing in infrastructure and advancing through innovation.

Given the uncertainty surrounding the Missouri rate order, as outlined earlier, fiscal year 2022 will be a reset year. Based on what we know at this juncture, we launch fiscal 2022 NEE per share guidance in the range of $3.70 - $4.00, reflecting our initial assessment of the net outcomes of the recently concluded Missouri rate case, as described above.

We also increased our targeted capital investment to $3.1 billion for the 5-year period through fiscal 2026, with more than 97% of this amount committed to our gas utilities, focused on infrastructure upgrades, technology and new business. Capital expenditures for fiscal 2022 are expected to be approximately $570 million. We expect our capital plan to drive 7-8% annual rate base growth for our utilities.

Fiscal Year Results	Year Ended September 30,
	(Millions)		(Per Diluted Common Share)
	2021	2020	2021	2020
Net Economic Earnings (Loss)* by Segment
Gas Utility	$230.6	$213.4
Gas Marketing	47.0	9.1
Other	(11.3)	(14.7)
Total	$266.3	$207.8	$4.86	$3.76
Impairments, pre-tax	—	(148.6)	—	(2.89)
Missouri regulatory adjustments, pre-tax	9.0	—	0.17	—
All other adjustments, including tax effects	(3.6)	29.4	(0.07)	0.57
Net Income	$271.7	$88.6	$4.96	$1.44
Weighted Average Diluted Shares Outstanding	51.7	51.3

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For fiscal 2021, we reported consolidated net income of $271.1 million ($4.96 per diluted share) compared to $88.6 million ($1.44 per share) in the prior-year period. The increase reflects after-tax impairment charges recorded in fiscal 2020 of $117.3 million ($2.28 per share) and improved results in both the Gas Utility and Gas Marketing segments.

On an NEE basis, Spire reported $266.3 million ($4.86 per share), up from $207.8 million ($3.76 per share) a year ago. This increase reflects significantly higher results from Spire Marketing related to Winter Storm Uri and increased earnings from Gas Utility.

Gas Utility

For fiscal 2021, this segment reported NEE of $230.6 million, up from $213.4 million a year ago. This increase reflects a higher contribution margin, partially offset by higher depreciation expense and slightly higher operating expenses.

Fiscal 2021 contribution margin increased by $63.0 million, reflecting a $24.1 million increase in off-system sales and $6.3 million in higher volumetric usage, both primarily the result of extreme cold weather conditions during Winter Storm Uri in February. Margin also benefited from a $15.9 million increase in ISRS revenues in Missouri and $9.8 million in rate adjustments under the RSE mechanism at Spire Alabama.

O&M expenses in fiscal 2021 increased by $0.9 million compared to the prior-year period. The slight increase reflects a $2.1 million year-over-year reclassification of certain postretirement benefit costs to other income and expense (no impact on net income), and $9.0 million related to the reversal of a portion of pension costs disallowed in Spire Missouri’s 2018 rate case. Excluding these items, O&M expenses were higher by $7.8 million primarily due to higher employee-related costs and expenses and adjustments related to the Spire Missouri rate case. Depreciation and amortization expense rose $14.7 million due to ongoing capital investment across our utilities. Taxes, other than income taxes, were also $10.5 million higher.

Gas Marketing

Fiscal 2021 Gas Marketing NEE was $47.0 million, an increase of $37.9 million from a year ago. Prior-year results were impacted by incremental storage costs and less favorable market conditions. Current fiscal year earnings reflect strong second quarter performance, driven by the February cold weather conditions, that resulted in higher volumes and pricing as well as strong monetization of incremental storage capacity.

Other

Other gas-related operations and corporate costs were $11.3 million, an improvement of $3.4 million from a year ago. The improvement was driven by better operating results from Spire Storage, partly offset by lower earnings from Spire STL Pipeline.

Balance Sheets and Cash Flow

In fiscal 2021, we maintained a solid capital structure and ample liquidity. Short-term borrowings outstanding at Sept. 30, 2021, were $672.0 million, up slightly from $648.0 million at fiscal 2020 yearend, reflecting higher seasonal borrowing levels and deferred gas cost balances offset by the timing of long-term debt financing. We retain significant capacity in our revolving credit facility and related commercial paper program to meet our liquidity needs. Spire had approximately $553 million of available liquidity at year end.

Net cash provided by operating activities was $249.8 million for the twelve months ended Sept. 30, 2021, down from $469.9 million for fiscal 2020. The decrease was largely driven by higher net income more than offset by fluctuations in working capital balances.

Capital expenditures for fiscal 2021 were $624.8 million, down from $638.4 million in the prior year due to decreases in investment for the Spire STL Pipeline, which was completed and placed into service early in fiscal 2020, and lower expenditures at Spire Storage. Capital expenditures for our gas utilities of $590.4 million were focused on pipeline upgrades that enabled us to further reduce methane emissions, as well as technology upgrades and new business.

For additional details on Spire’s results for the fourth quarter and full year of fiscal 2021, please see the accompanying unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2021 fourth quarter and full-year financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Monday, Nov. 22
10 a.m. CT (11 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 12 p.m. CT (1 p.m. ET) on Nov. 22 until Dec. 22, 2021, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 100721.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020

Operating Revenues	$290.2	$251.9	$2,235.5	$1,855.4
Operating Expenses:
Natural gas	49.1	64.2	946.3	696.1
Operation and maintenance	123.2	111.4	465.8	458.6
Depreciation and amortization	57.7	50.5	213.1	197.3
Taxes, other than income taxes	33.5	25.7	160.1	148.4
Impairments	—	—	—	148.6
Total Operating Expenses	263.5	251.8	1,785.3	1,649.0
Operating Income	26.7	0.1	450.2	206.4
Interest Expense, Net	28.2	25.2	106.6	105.5
Other (Expense) Income, Net	(8.5)	0.9	(3.4)	0.1
(Loss) Income Before Income Taxes	(10.0)	(24.2)	340.2	101.0
Income Tax (Benefit) Expense	(0.1)	(4.5)	68.5	12.4
Net (Loss) Income	(9.9)	(19.7)	271.7	88.6
Provision for preferred dividends	3.7	3.7	14.8	14.8
(Loss) income allocated to participating securities	(0.1)	(0.1)	0.4	0.1
Net (Loss) Income Available to Common Shareholders	$(13.5)	$(23.3)	$256.5	$73.7

Weighted Average Number of Shares Outstanding:
Basic	51.6	51.5	51.6	51.2
Diluted	51.7	51.6	51.7	51.3

Basic (Loss) Earnings Per Share	$(0.26)	$(0.45)	$4.97	$1.44
Diluted (Loss) Earnings Per Share	(0.26)	(0.45)	4.96	1.44
Dividends Declared Per Common Share	0.65	0.6225	2.60	2.49

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	September 30,	September 30,
	2021	2020
ASSETS
Utility Plant	$7,225.0	$6,766.3
Less: Accumulated depreciation and amortization	2,169.3	2,086.2
Net Utility Plant	5,055.7	4,680.1
Other Property and Investments	554.2	504.0
Current Assets:
Cash and cash equivalents	4.3	4.1
Accounts receivable, net	596.3	253.3
Inventories	305.0	191.5
Other	410.9	141.7
Total Current Assets	1,316.5	590.6
Deferred Charges and Other Assets:
Goodwill	1,171.6	1,171.6
Other deferred charges and other assets	1,258.4	1,294.9
Total Deferred Charges and Other Assets	2,430.0	2,466.5
Total Assets	$9,356.4	$8,241.2

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0
Common stock and paid-in capital	1,569.6	1,600.8
Retained earnings	843.0	720.7
Accumulated other comprehensive loss	3.6	(41.2)
Total Shareholders' Equity	2,658.2	2,522.3
Temporary equity	9.8	3.4
Long-term debt (less current portion)	2,939.1	2,423.7
Total Capitalization	5,607.1	4,949.4
Current Liabilities:
Current portion of long-term debt	55.8	60.4
Notes payable	672.0	648.0
Accounts payable	409.9	243.3
Accrued liabilities and other	470.6	497.5
Total Current Liabilities	1,608.3	1,449.2
Deferred Credits and Other Liabilities:
Deferred income taxes	612.3	511.4
Other deferred credits and other liabilities	1,528.7	1,331.2
Total Deferred Credits and Other Liabilities	2,141.0	1,842.6
Total Capitalization and Liabilities	$9,356.4	$8,241.2

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Year Ended September 30,
	2021	2020
Operating Activities:
Net income	$271.7	$88.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	213.1	197.3
Deferred income taxes and investment tax credits	67.0	9.0
Changes in assets and liabilities	(319.3)	166.8
Other	17.3	8.2
Net cash provided by operating activities	249.8	469.9

Investing Activities:
Capital expenditures	(624.8)	(638.4)
Other	2.8	6.8
Net cash used in investing activities	(622.0)	(631.6)

Financing Activities:
Issuance of long-term debt	629.1	510.0
Repayment of long-term debt	(115.4)	(147.0)
Issuance (repayment) of short-term debt, net	24.0	(95.2)
Issuance of common stock	1.0	41.1
Dividends paid on common stock	(133.2)	(128.0)
Dividends paid on preferred stock	(14.8)	(14.8)
Other	(11.3)	(6.1)
Net cash provided by financing activities	379.4	160.0

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	7.2	(1.7)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	4.1	5.8
Cash, Cash Equivalents, and Restricted Cash at End of Year	$11.3	$4.1

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended September 30, 2021
Net (Loss) Income [GAAP]	$(17.8)	$11.3	$(3.4)	$(9.9)	$(0.26)
Adjustments, pre-tax:
Fair value and timing adjustments	—	(2.9)	—	(2.9)	(0.06)
Acquisition, divestiture and restructuring activities	—	—	(1.3)	(1.3)	(0.02)
Income tax effect of adjustments (1)	—	0.7	0.3	1.0	0.02
Net Economic (Loss) Earnings [Non-GAAP]	$(17.8)	$9.1	$(4.4)	$(13.1)	$(0.32)

Three Months Ended September 30, 2020
Net Loss [GAAP]	$(8.4)	$(6.6)	$(4.7)	$(19.7)	$(0.45)
Adjustments, pre-tax:
Fair value and timing adjustments	(0.1)	5.8	—	5.7	0.11
Income tax effect of adjustments (1)	0.1	(1.4)	—	(1.3)	(0.03)
Net Economic Loss [Non-GAAP]	$(8.4)	$(2.2)	$(4.7)	$(15.3)	$(0.37)

Year Ended September 30, 2021
Net Income (Loss) [GAAP]	$237.2	$44.8	$(10.3)	$271.7	$4.96
Adjustments, pre-tax:
Missouri regulatory adjustments	(9.0)	—	—	(9.0)	(0.17)
Fair value and timing adjustments	0.3	3.0	—	3.3	0.06
Acquisition, divestiture and restructuring activities	—	—	(1.3)	(1.3)	(0.02)
Income tax effect of adjustments (1)	2.1	(0.8)	0.3	1.6	0.03
Net Economic Earnings (Loss) [Non-GAAP]	$230.6	$47.0	$(11.3)	$266.3	$4.86

Year Ended September 30, 2020
Net Income (Loss) [GAAP]	$213.6	$7.0	$(132.0)	$88.6	$1.44
Adjustments, pre-tax:
Impairments	—	—	148.6	148.6	2.89
Fair value and timing adjustments	(0.3)	2.8	—	2.5	0.05
Income tax effect of adjustments (1)	0.1	(0.7)	(31.3)	(31.9)	(0.62)
Net Economic Earnings (Loss) [Non-GAAP]	$213.4	$9.1	$(14.7)	$207.8	$3.76

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended September 30, 2021
Operating Income [GAAP]	$7.6	$15.3	$3.8	$—	$26.7
Operation and maintenance expenses	112.0	3.5	11.3	(3.6)	123.2
Depreciation and amortization	55.4	0.3	2.0	—	57.7
Taxes, other than income taxes	33.0	—	0.5	—	33.5
Less: Gross receipts tax expense	(12.2)	—	—	—	(12.2)
Contribution Margin [Non-GAAP]	195.8	19.1	17.6	(3.6)	228.9
Natural gas costs	53.3	4.1	—	(8.3)	49.1
Gross receipts tax expense	12.2	—	—	—	12.2
Operating Revenues	$261.3	$23.2	$17.6	$(11.9)	$290.2

Three Months Ended September 30, 2020
Operating Income (Loss)[GAAP]	$4.7	$(8.9)	$4.3	$—	$0.1
Operation and maintenance expenses	101.4	2.9	10.2	(3.1)	111.4
Depreciation and amortization	48.5	0.3	1.7	—	50.5
Taxes, other than income taxes	25.2	0.2	0.3	—	25.7
Less: Gross receipts tax expense	(11.7)	(0.1)	—	—	(11.8)
Contribution Margin [Non-GAAP]	168.1	(5.6)	16.5	(3.1)	175.9
Natural gas costs	56.5	16.2	0.1	(8.6)	64.2
Gross receipts tax expense	11.7	0.1	—	—	11.8
Operating Revenues	$236.3	$10.7	$16.6	$(11.7)	$251.9

Year Ended September 30, 2021
Operating Income [GAAP]	$374.0	$58.5	$17.7	$—	$450.2
Operation and maintenance expenses	422.2	17.1	40.2	(13.7)	465.8
Depreciation and amortization	204.4	1.2	7.5	—	213.1
Taxes, other than income taxes	157.0	0.9	2.2	—	160.1
Less: Gross receipts tax expense	(93.9)	(0.1)	—	—	(94.0)
Contribution Margin [Non-GAAP]	1,063.7	77.6	67.6	(13.7)	1,195.2
Natural gas costs	961.7	18.8	0.1	(34.3)	946.3
Gross receipts tax expense	93.9	0.1	—	—	94.0
Operating Revenues	$2,119.3	$96.5	$67.7	$(48.0)	$2,235.5

Year Ended September 30, 2020
Operating Income (Loss) [GAAP]	$334.3	$9.3	$(137.2)	$—	$206.4
Operation and maintenance expenses	421.3	11.8	38.2	(12.7)	458.6
Depreciation and amortization	189.7	0.6	7.0	—	197.3
Taxes, other than income taxes	146.5	1.1	0.8	—	148.4
Impairments	—	—	148.6	—	148.6
Less: Gross receipts tax expense	(91.1)	(0.4)	—	—	(91.5)
Contribution Margin [Non-GAAP]	1,000.7	22.4	57.4	(12.7)	1,067.8
Natural gas costs	660.2	65.1	0.4	(29.6)	696.1
Gross receipts tax expense	91.1	0.4	—	—	91.5
Operating Revenues	$1,752.0	$87.9	$57.8	$(42.3)	$1,855.4